Mail Stop 0407
      							April 20, 2005

Via U.S. Mail and Fax (845-267-4110)
Mr. Lawrence Fensterstock
Chief Financial Officer
CreditRiskMonitor.com, Inc.
704 Executive Boulevard, Suite A
Valley Cottage, New York   10989

	RE:	CreditRiskMonitor.com, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed March 31, 2005
		File No. 1-08601

Dear Mr. Fensterstock:

We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

							Sincerely,



							Larry Spirgel
							Assistant Director



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Mr. Lawrence Fensterstock
CreditRiskMonitor.com, Inc.
March 31, 2005
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE